EXHIBIT 99.1

Tarrant Apparel Group Announces 2008 Fourth Quarter and Year-end Results

LOS ANGELES — Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, today announced financial results for the fourth quarter and year ended December 31, 2008.

The Company reported 2008 fourth quarter net sales of $37.5 million, a decrease of 34.5% compared to $57.3 million in the fourth quarter of 2007. Private Label sales in the fourth quarter of 2008 were $24.0 million compared to $44.5 million the fourth quarter of 2007 due to the economic downturn and bankruptcies of significant customers such as Mervyn’s. The decrease of Private Label sales in 2008 was partially offset by a $2.5 million increase in sales to a related party. Private Brands sales in the fourth quarter of 2008 totaled $13.5 million compared to $12.8 million in the fourth quarter of 2007. The increase was primarily due to increased sales to Macy’s Merchandising Group.

Gross profit for the fourth quarter of 2008 was $7.3 million, compared to $11.1 million, for the fourth quarter of 2007, representing a decrease of $3.8 million or 34.3%. As a percentage of net sales, gross profit remained unchanged at 19.3% for both the fourth quarter of 2007 and 2008. The decrease in the amount of gross profit for the fourth quarter of 2008 was primarily caused by lower sales volumes.

Selling, general and administrative expenses increased by $1.1 million, or 11.0%, from $9.6 million in the fourth quarter of 2007 to $10.7 million in the fourth quarter of 2008. As a percentage of total net sales, these expenses increased from 16.8% in the fourth quarter of 2007 to 28.6% in the fourth quarter of 2008. Included in selling, general and administrative expenses in the fourth quarter of 2008 was a $1.6 million reserve on a long-term due from related parties. Included in selling, general and administrative expenses in the fourth quarter of 2007 was a $1.0 million reserve on a long-term due from related parties. Adjustment to fair value of long-term due from related parties was $0.8 million in the fourth quarter of 2007. There was no such adjustment in the fourth quarter of 2008.

Royalty expenses decreased by $297,000, or 45.6%, from $651,000 in the fourth quarter of 2007 to $354,000 in the fourth quarter of 2008. The decrease was caused by lowered royalty rates in the fourth quarter of 2008 under the amended license agreement for the American Rag Cie brand. As a percentage of total net sales, these expenses decreased from 1.1% in the fourth quarter of 2007 to 0.9% in the fourth quarter of 2008.

Goodwill impairment charges were $1.4 million in the fourth quarter of 2008, compared to no such charge in the fourth quarter of 2007. This impairment was caused by the disposition of Tarrant Apparel’s 45% membership interest in American Rag Cie LLC in connection with settlement of the litigation with American Rag Cie.

Loss from operations was $5.2 million in the fourth quarter of 2008, or 13.8% of total net sales, compared to $61,000 in the fourth quarter of 2007, or 0.1% of total net sales as a result of the factors discussed above.

Other income increased by $429,000, from $75,000 in the fourth quarter of 2007 to $504,000 in the fourth quarter of 2008. Other income in the fourth quarter of 2008 included $500,000 from the sale of an entity in Mexico.

Loss on equity method investment was $899,000 in the fourth quarter of 2008 or 2.4% of total net sales, compared to no such expense in the fourth quarter of 2007. The loss was the result of the disposition of our 45% membership interest in American Rag Cie LLC in connection with settlement of our litigation with American Rag Cie.

The net loss in the 2008 fourth quarter, including charges, was $5.8 million or $0.19 per share, compared to net income of $325,000 or $0.01 per share in the 2007 fourth quarter.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2008

Total net sales decreased by $48.4 million, or 19.9%, from $243.7 million in 2007 to $195.3 million in 2008. Sales of Private Label in 2008 were $147.2 million compared to $198.8 million in 2007, with the decrease resulting primarily from reduced demand by our customers as discussed above. The decrease of Private Label sales in 2008 was partially offset by an increase in sales to a related party of $11.3 million. Private Brands sales in 2008 totaled $48.1 million compared to $44.9 million in 2007, primarily reflecting increased sales to Macy’s Merchandising Group.

Gross profit for 2008 was $37.6 million, or 19.2% of total net sales, compared to $48.9 million, or 20.1% of total net sales for 2007, representing a decrease of $11.3 million or 23.2%.

Selling, general and administrative expenses increased by $1.3 million, or 3.2%, from $39.0 million in 2007 to $40.3 million in 2008. As a percentage of total net sales, these expenses increased from 16.0% in 2007 to 20.6% in 2008. Included in selling, general and administrative expenses in 2008 was a charge of $848,000 resulting from liquidated damages imposed by U.S. Customs on two of Tarrant Apparel’s overseas vendors, a $2.2 million uncollectible bad debt expense related to Mervyn’s and a $1.6 million reserve on a long-term due from related parties. Included in selling, general and administrative expenses in 2007 was a $1.0 million reserve on a long-term due from related parties. Adjustment to fair value of long-term due from related parties was $0.8 million in 2007. There was no such adjustment in 2008.

Royalty expenses decreased by $282,000, or 15.1%, from $1.9 million in 2007 to $1.6 million in 2008. The decrease was caused by lowered royalty rates in the fourth quarter of 2008.

Goodwill impairment charges were $6.7 million in 2008, compared to no such charge in 2007. These expenses in 2008 included $5.3 million related to an impairment of our FR TCL-Chazzz/MGI division in connection with Mervyn’s bankruptcy and $1.4 million related to our Private Brands–American Rag division due to the disposition of our 45% membership interest in American Rag Cie LLC in connection with settlement of the litigation.

Terminated acquisition expenses in 2007 were $2.0 million, or 0.8% of total net sales, compared to no such expense in 2008. These expenses consisted of the non-refunded portion of a deposit in the amount of $250,000 and other expenses including due diligence and legal fees incurred in connection with our proposed acquisition of The Buffalo Group which was mutually terminated in April 2007.

Loss from operations was $11.0 million in 2008, compared to income from operations of $5.2 million in 2007.

Interest expense decreased by $3.3 million, or 80.3%, from $4.1 million in 2007 to $809,000 in 2008. Interest income increased by $105,000, or 62.5%, from $169,000 in 2007 to $274,000 in 2008. Other income decreased by $2.1 million, or 50.6%, from $4.1 million in 2007 to $2.0 million in 2008. Adjustment to fair value of derivative was $196,000 in 2007, compared to $0 in 2008. Other expenses decreased by $4.9 million, or 97.8%, from $5.0 million in 2007 to $111,000 in 2008. Other expenses of $5.0 million in 2007 consisted of expensing all the financing and related expenses and the remaining value of the warrants issued to lenders and the placement agent upon repayment of our term loan.

Loss on equity method investment was $899,000 in 2008 or 0.5% of total net sales, compared to no such expense in 2007. The loss was caused by the disposition of our 45% membership interest in American Rag Cie LLC.

The Company recorded a net loss of $11.1 million or $0.35 per share in 2008, compared to net income of $1.7 million, or $0.06 per share in 2007.

TARRANT APPAREL GROUP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Audited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$5,212	$491
Restricted cash	100	—
Accounts receivable, net of $0.6 million and $2.0 million allowance for returns,
discounts and bad debts at December 31, 2008 and 2007, respectively	19,199	34,622
Due from related parties	21,581	6,813
Inventory	7,066	13,141
Temporary quota rights	36	5
Prepaid expenses	1,203	1,277
Deferred tax assets	146	162
Total current assets	54,543	56,511
Property and equipment, net of $7.4 million and $8.3 million accumulated
depreciation and amortization at December 31, 2008 and 2007, respectively	1,985	1,531
Due from related parties, net of $2.6 million reserve and $0.8 million adjustment to fair value at December 31, 2008 and net of $1.0 million reserve and $0.8 million
adjustment to fair value at December 31, 2007	139	1,741
Equity method investment	—	945
Deferred financing cost, net of $0.4 million and $0.2 million accumulated
amortization at December 31, 2008 and 2007, respectively	67	214
Other assets	2	102
Goodwill, net	3,283	9,945
Total assets	$60,019	$70,989
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term bank borrowings	$10,630	$9,745
Accounts payable	11,680	11,785
Accrued expenses	5,850	8,627
Income taxes	4,223	16,525
Current portion of long-term obligations and factoring arrangement	12,607	3,003
Total current liabilities	44,990	49,685
Income taxes	5,164	—
Total liabilities	50,154	49,685
Minority interest in PBG7	60	61
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, 2,000,000 shares authorized; no shares issued and outstanding
at December 31, 2008 and 2007	—	—
Common stock, no par value, 100,000,000 shares authorized: 30,543,763 shares and 32,043,763 shares issued and outstanding at December 31, 2008 and 2007,
respectively	115,757	116,673
Warrants to purchase common stock	5,516	7,314
Contributed capital	12,919	10,863
Accumulated deficit	(122,744)	(111,663)
Notes receivable from officer/shareholder	(1,643)	(1,944)
Total shareholders' equity	9,805	21,243
Total liabilities and shareholders' equity	$60,019	$70,989

TARRANT APPAREL GROUP
CONSOLIDATED STATEMENTS OF OPERATION
(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Net sales	$29,798	$52,050	$164,623	$224,289
Net sales to related party	7,727	5,260	30,685	19,431
Total net sales	37,525	57,310	195,308	243,720
Cost of sales	22,870	41,468	129,294	177,109
Cost of sales to related party	7,401	4,792	28,437	17,712
Total cost of sales	30,271	46,260	157,731	194,821
Gross profit	7,254	11,050	37,577	48,899
Selling and distribution expenses	2,466	4,179	11,108	14,724
General and administrative expenses	8,252	5,474	29,180	24,312
Royalty expenses	354	650	1,581	1,863
Goodwill impairment charges	1,362	—	6,662	—
Terminated acquisition expenses	—	—	—	2,000
Adjustment to fair value of long-term due from related parties	—	808	—	808
Income (loss) from operations	(5,180)	(61)	(10,954)	5,192
Interest expense	(152)	(272)	(810)	(4,118)
Interest income	47	41	274	169
Interest in income of equity method investee	—	15	89	157
Other income	504	75	2,022	4,094
Adjustment to fair value of derivative	—	—	—	196
Loss on equity method investment	(899)	—	(899)	—
Other expense	42	(11)	(111)	(4,977)
Income (loss) before provision (credit) for
income taxes and minority interest	(5,638)	(213)	(10,389)	713
Provision (credit) for income taxes	122	(549)	692	(1,041)
Minority interest	—	(11)	0	(6)
Net income (loss)	$(5,760)	$325	$(11,081)	$1,748
Net income (loss) per share:
Basic	$(0.19)	$0.01	$(0.35)	$0.06
Diluted	$(0.19)	$0.01	$(0.35)	$0.06
Weighted average common and common equivalent shares outstanding:
Basic	30,543,763	30,837,241	31,293,763	30,617,736
Diluted	30,543,763	30,837,241	31,293,763	30,617,736